                                                Filed Pursuant to Rule 424(B)(3)
                                                      Registration No. 333-78909




                              Prospectus Supplement
                       (To Prospectus Dated June 11, 1999)


                                  $850,000,000

                                [CITRIX GRAPHIC]

            Zero Coupon Convertible Subordinated Debentures Due 2019

                                -----------------

         This prospectus supplement relates to the resale by the holders of Citrix Systems, Inc. Zero Coupon Convertible Subordinated Debentures Due 2019 and the shares of common stock, $.001 par value per share, issuable upon the conversion of the debentures.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated June 11, 1999, including any amendments or supplements thereto. The terms of the debentures are set forth in the prospectus.

         The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:


                                                    Principal Amount at                                  Number of
                                                   Maturity of Debentures       Percentage of      Conversion Shares
                                                  Beneficially Owned That         Debentures            That May
                     Name                              May Be Sold               Outstanding            Be Sold
                     ----                         -----------------------       -------------      -----------------
Lehman Brothers Inc.                                      250,000                     0.03%                1,757

Credit Suisse First Boston Corporation                   10,000,000                   1.13%                70,306



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            The Date Of This Prospectus Supplement Is June 15, 2000.